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                                                                   Exhibit 10.22

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


        This Second Amendment to Employment Agreement (the "Amendment"), effective as of February 1, 2001, by and between IndyMac Bancorp, Inc., a Delaware corporation, formerly known as IndyMac Mortgage Holdings, Inc. ("Employer"), and David S. Loeb ("Officer"), amends that certain Employment Agreement, dated as of December 30, 1998, by and between Employer and Officer, as amended as of February 29, 2000 (the "Employment Agreement").

        In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

        1. Increase in Base Salary. Paragraph 4(a) of the Employment Agreement is hereby deleted in its entirety and the following is substituted therefor:

        "(a) Base Salary. Employer shall pay to Officer a base salary in each fiscal year of Employer (a "Fiscal Year") or portion thereof during the remaining term of this Agreement at the annual rate of $700,000. Such base salary shall be subject to annual review by the Board for increase (but not decrease)."

        2. Special Stock Option Grant. The third sentence of Section 4(c) of the Employment Agreement (which was added by the February 29, 2000 amendment to the Agreement and relates to annual stock option grants) is hereby deleted in its entirety. The following sentence is substituted therefor:

        "Notwithstanding the foregoing sentence, and specifically in lieu of annual grants of stock options or restricted shares during the remaining term of this Agreement (i.e., from February 1, 2001 through December 31,
        2003), Employer will grant to Officer on February 5, 2001 an option to acquire 500,000 shares of the common stock of Employer (the "Special Options"). The Special Options will vest in equal annual installments over a five-year period from the date of grant, but will become fully vested and exercisable (a) on December 31, 2003 if the term of this Agreement is not renewed on or prior to December 31, 2003 or (b) on the date of termination of employment if Officer's employment is terminated as a result of his retirement or death."

        3. Ratification of Employment Agreement. As amended hereby, the Employment Agreement shall be and remain in full force and effect.

                         (signatures on following page)


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        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                              INDYMAC BANCORP, INC.

ATTEST

                             By:
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Secretary                               Michael W. Perry
                                  its Chief Executive Officer



                                    OFFICER


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                                David S. Loeb, in his individual capacity


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